EXHIBIT 99.1

HERSHEY MEXICO, A SUBSIDIARY OF HERSHEY FOODS CORPORATION,
TO ACQUIRE GRUPO LORENA,
A LEADING MEXICAN CONFECTIONERY COMPANY

HERSHEY, Pa., August 17, 2004 – Hershey Mexico, a subsidiary of Hershey Foods Corporation (NYSE: HSY) and one of the leading companies manufacturing and selling chocolate, confectionery and flavored milk products in Mexico, today announced it has entered into an agreement to acquire Grupo Lorena, one of Mexico’s top confectionery companies. Grupo Lorena, which had sales of more than $30 million in 2003, is a leader in the spicy candy market in Mexico with its Pelón Pelo Rico® brand.

“Grupo Lorena’s solid brands in key consumer segments will strengthen our leadership position in the Mexican market,” said Juan-Carlos Zayas, Director of Marketing, Hershey Mexico. “This portfolio will broaden our offerings for Mexican consumers, especially as its strength in the youth market complements our established success in the adult segment. Its Pelón Pelo Rico® brand is a great entry to the popular spicy candy segment for Hershey Mexico. Equally important, Grupo Lorena’s commitment to product quality and innovation is a perfect fit with Hershey’s reputation for manufacturing products that meet consumer expectations for great taste and top quality.”

“Grupo Lorena is a great addition to Hershey Foods’ portfolio of excellent brands,” said Richard H. Lenny, Chairman, President and Chief Executive Officer, Hershey Foods Corporation. “It significantly increases our existing business in Mexico and supports our strategy of profitably building scale in the key North American market. Lorena also will deliver expanded retail channel and customer growth opportunities for Hershey, both in Mexico and the United States. We look forward to building Grupo Lorena’s brands with the Hispanic consumer and leveraging its capabilities to introduce innovative Hershey products to the high-growth Hispanic segment.”

As part of Hershey Foods’ strategy to tap into the fast-growing U.S. Latino market, the company recently announced a multi-year partnership with Mexican-born Thalía Sodi, the Latin singer and actress popular with millions of fans around the world. The partnership includes sponsorship of Thalía’s 2004 U.S. tour, a Spanish-language advertising campaign, consumer and retail promotions, and a new, co-branded Thalía line of Hershey products designed to appeal to the Latino community.

“Hershey, with its longstanding commitment to manufacturing top-quality and great-tasting products, is a perfect match for Grupo Lorena,” said Fernando Topete, President, Grupo Lorena. “Whether in Mexico, the United States or Latin America, our consumers will be able to enjoy all their favorite Lorena products with complete assurance that they meet the highest standards for quality.”

The acquisition is expected to be completed during the fourth quarter of 2004 and is subject to the customary closing conditions and regulatory approval. The acquisition is expected to be slightly accretive in the first 12 months. Terms of the agreement were not disclosed.

About Hershey Foods Corporation

Hershey Foods Corporation (NYSE: HSY) is a leading snack food company and the largest North American manufacturer of quality chocolate and non-chocolate confectionery products, with revenues of over $4 billion and more than 13,000 employees worldwide. The company markets such well-known brands as Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat, Almond Joy, Mounds, York, Jolly Rancher, Twizzlers, Ice Breakers and Bubble Yum as well as innovative new products such as Swoops and Hershey’s S’mores. In addition to its traditional confectionery products, Hershey offers a range of products specifically developed to address the nutritional interests of today’s health-conscious consumer. These products include sugar-free Hershey’s, Reese’s and York candies, as well as Hershey’s 1 gram Sugar Carb bars for people living a low-carb lifestyle. It also markets Hershey’s cocoa, Hershey’s syrup and other branded baking ingredients, toppings and beverages. Visit us at www.hersheynewsroom.com.

About Hershey Mexico

A division of Hershey Foods Corporation based in Jalisco, Hershey Mexico began operations in 1969. Some of its most popular products in the Mexican market include Hershey’s Kisses, Hershey’s drink box, Jolly Rancher, Miniatures, Bites, Hershey’s chocolate bars, Cookies & Chocolate bars, Cookies & Creme bars, Hershey’s cocoa and Hershey’s syrup.

About Grupo Lorena

Based in Jalisco, Mexico, Grupo Lorena’s leading products in Mexico and the United States include Pelón Pelo Rico® and Crayon®. Pelón Pelo Rico® brand is a leader in the spicy candy market in Mexico.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in confectionery preferences; customer and consumer response to selling price increases; changes in governmental laws and regulations, including taxes; market demand for new and existing products; changes in raw material and other costs; pension cost factors such as actuarial assumptions, market performance, and employee retirement decisions; adequacy of the Company’s bad debt reserve; the Company’s ability to implement improvements to reduce costs associated with its supply chain; and the Company’s ability to successfully implement its rationalization and realignment initiatives, as discussed in the Company’s annual report on Form 10-K for 2003.

# # # #

Media Contact:   Stephanie Moritz
Hershey Foods Corporation
(717) 534-7641
smoritz@hersheys.com